modivcare SEPARATION AGREEMENT AND GENERAL RELEASE This Confidential Separation Agreement and General Release (“Agreement”) is entered into between Enrique Toledo (“Employee”) and Modivcare Solutions, LLC, on its behalf and wholly owned subsidiaries, affiliates, and its parent organization (the “Company”), collectively referred to as the “Parties.” On May 21, 2025, Employee notified Company of his intent to resign for “good reason,” and the Company decided to accept his resignation for “good reason” effective June 27, 2025 (the “Termination Date”). By this Agreement, Employee and the Company desire to resolve any claims or disputes between them, as described herein. In consideration of all mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and the Company agree: 1. Separation Pay and Other Benefits. This Release is given in consideration of the following, consistent with Employee’s offer letter, dated July 18, 2023 (the “Offer Letter”) and Section 5 of the Company’s Severance Policy for Senior Leaders: (a) The Company will pay Employee a lump sum payment equal to twelve (12) months’ worth of Participant’s annual base salary as of the Termination Date (gross amount of $425,000.00), less any and all required and/or authorized deductions and withholdings (the “Separation Pay”). The Separation Pay will be paid within thirty (30) days after the Effective Date; provided, however, that in no case will payment be made until all Company property is returned by Employee in a form and manner that is satisfactory to the Company and the Revocation Period has expired. The Company’s obligation to pay severance to Employee shall continue as specified above, irrespective of the death or illness of the Employee. The “Effective Date” will be the date the Revocation Period (defined in Section 14) expires. (b) The Parties agree that no provision of this Agreement is intended to either expand or in any way limit Employee’s entitlement to vested benefits under any Company benefit plan. After the Termination Date, Employee will neither accrue benefits under these plans nor will Employee be able to contribute to the plans. Except as expressly set forth in this Agreement, for all employee insurance or welfare benefits in which Employee currently participates, regular coverage shall cease on June 30, 2025. At this time, to the extent required by law, Employee will be offered applicable continuation coverage (e.g., COBRA). The Company will pay Employee twelve (12) months of COBRA premium support at Employee’s current level of enrollment for medical, dental and vision insurance as a lump sum, equal to $34,438.17, less any and all required and/or authorized deductions and withholdings, within thirty (30) days after the Effective Date. Docusign Envelope ID: 7FB0F23C-ED37-4246-B8DD-95F00AABA6CE

Docusign Envelope ID: 7FB0F23C-ED37-4246-B8DD-95F00AABA6CE

(c) In addition to the above, Employee will be eligible to receive a pro-rated STIP bonus for 2025 based upon the number of days Employee was employed by the Company in 2025 and the Company's actual performance for the year.

(d) Career transition and outplacement services through SparkEffect, a Talent Solutions firm. For three months, Employee will have access to SparkEffect's career coaching services, online tools, and essential events.

Employee acknowledges that the Company has made no representation about the tax consequences of the Separation Pay or any other consideration provided by the Company to Employee pursuant to this Agreement. Employee agrees to indemnify and hold the Company harmless for any and all claims, taxes, or penalties asserted against the Company relating to the Separation Pay or other consideration provided by the Company pursuant to this Agreement.

2. Unvested Equity. Employee represents and warrants that the table set forth below describes the unvested equity Employee holds in the Company as of the Termination Date. Except as set forth in the table below, Employee acknowledges and agrees that he does not have any other rights to receive, acquire, possess, or vest into any additional shares, options, warrants, securities, derivative securities, Restricted Stock Units ("RSUs"), Performance Units ("PSUs"), or other equity (collectively, "Equity") in the Company. Employee understands and agrees that Employee's termination without Cause is other than due to a Change in Control and, as such, the unvested portion of any Equity shall immediately terminate and will be voided and relinquished as of the Termination Date.

Personal Outstanding Equity Summary as at 5/21/2025

Grant Date	**Award Type**	**Total Awards Remaining Unvested**	**Vesting Date**
9/5/2023	PSU	13,094	9/5/2026
9/5/2023	RSU	2,909	9/5/2025
9/5/2023	RSU	2,140	9/5/2025
9/5/2023	RSU	2,910	9/5/2026
9/5/2023	RSU	4,278	9/5/2026

2/14/2024 PSU 7,822 2/14/2027 2/14/2024 RSU 1,738 2/14/2026 2/14/2024 RSU 1,738 2/14/2027 3. Reserved. 4. Release of Claims. In consideration of the Company’s promises set forth in Section 1, Employee hereby and forever releases the Company and its officers, directors, employees, managers, supervisors, agents, attorneys, insurers, investors, shareholders, administrators, parents, affiliates, divisions, subsidiaries, predecessor and successor corporations, assigns, and any other related persons or entities (the “Releasees”) from, and agrees not to sue concerning, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, disclosed or undisclosed, liquidated or contingent, that Employee may possess against any of the Releasees arising from any omissions, acts, or facts that have occurred up until and including the date on which Employee signs this Agreement including, without limitation: (a) any and all claims arising out of or relating to Employee’s employment with or separation from the Company; (b) any and all public policy, contract, tort, or common law claims, including, but not limited to, wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (express and implied), breach of a covenant of good faith and fair dealing (express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion; (c) any and all claims or demands for wages, compensation or other amounts claimed to be due from the Company, including, but not limited to, claims for bonuses, commissions, stock, stock options, or any equity or ownership interest in the Company, vacation pay, personal time off, sick pay, fringe benefits, 401(k) match, expense reimbursements, or any other form of payment; (d) any and all claims for violation of federal, state, or local constitution, law, code, ordinance, statute, or other legislative enactment, as amended, including, but not limited to, the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Genetic Information Nondiscrimination Act of2008; the Civil Rights Acts of 1866 and 1871; Sections 1981 through 1988 of Title 42 of the United States Code; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Equal Pay Act; the Fair Labor Standards Docusign Envelope ID: 7FB0F23C-ED37-4246-B8DD-95F00AABA6CE

Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Rehabilitation Act; Executive Order 11246; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; and the Lilly Ledbetter Fair Pay Act; (e) any and all claims arising out of any other federal, state, or local statute, law, rule, regulation, or ordinance; and (f) any and all claims for damages (whether compensatory, punitive, or otherwise), attorneys’ fees, and costs. Employee agrees that the release set forth in this Section 4 shall be and remains in effect in all respects as a complete general release. Employee agrees that in the event Employee brings a claim covered by the foregoing release in which Employee seeks damages or other remedies against the Releasees, this Agreement shall serve as a complete defense to such claims. Employee agrees that in the event any government agency pursues any such claim in Employee’s name or on Employee’s behalf, this Agreement shall serve as a bar to any recovery by or relief to Employee. Employee agrees that any breach of this Section 4 shall constitute a material breach of this Agreement. Employee agrees to reimburse the Releasees for all costs, attorneys’ fees, and any and all damages incurred by the Releasees in defending against a claim brought or pursued by Employee in violation of this Agreement. This general release does not extend to the obligations of the Company created by this Agreement and shall not apply to any claim, for unemployment compensation Employee may file with a governmental agency. In addition, this general release does not include any claim for indemnification, advancement of expenses or D&O liability insurance coverage under the Company’s governing documents or the Company’s D&O insurance policies, which rights Employee shall retain following termination of employment. 5. Affirmations. Employee affirms that Employee has not filed nor caused to be filed, nor is presently a party to, any claim against the Company. Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled as of the Termination Date. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. Employee further affirms that (i) Employee has no known workplace injuries or occupational diseases incurred by Employee during Employee’s employment by the Company; (ii) Employee has been properly provided any leave requested because of Employee’s or a family member’s health condition or military service and has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iii) Employee had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of any Released Party; and (iv) Employee has not raised a claim against the Company or any Released Party for sexual assault; sexual harassment; or unlawful workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or act of retaliation against a person for reporting or opposing Docusign Envelope ID: 7FB0F23C-ED37-4246-B8DD-95F00AABA6CE

harassment or discrimination whether or not filed in a court or government agency proceeding, in an alternative dispute resolution forum, or through the Company’s internal complaint process. Employee also affirms that Employee has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and Employee’s agreement(s) with the Company and/or relevant statutory or common law. Employee understands and acknowledges that notwithstanding the provisions above, Employee will not be held criminally or civilly liable for any disclosure of any of Company’s proprietary or confidential information that Employee makes: (a) In confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; (b) In a complaint or other document filed in a lawsuit or other proceeding when the filing is made under seal; or (c) To Employee’s attorney or in a sealed court filing in a lawsuit alleging retaliation for reporting a suspected violation of law. Employee affirms that Employee has returned all of the Company’s property, documents, and/or any confidential information in Employee’s possession or control. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at the Company’s premises and that the Company is not in possession of any of Employee’s property. 6. Duty to Cooperate. Employee agrees to cooperate, with advance notice and at mutually convenient times, fully with the Company and its counsel in connection with any legal matters relating to the Company in which the Company determines that Employee is a relevant witness. Employee agrees that he will not, without the Company’s consent, voluntarily assist or cooperate in any way with any party or attorney in any private lawsuit in which the Company is a party. Employee further agrees that he will not voluntarily participate in any such action, and that he will not solicit, encourage, or do anything to induce any party to bring such an action. Employee further agrees to provide the Company with written notice within 48 hours of any party or attorney not affiliated with the Company attempting to contact him in connection with any such action. Except as otherwise provided in this agreement, with respect to any such depositions, interviews, and appearances, Employee agrees to be represented by the Company’s counsel and to work with such counsel in preparation therefor. In the event the Company asks for Employee’s cooperation in accordance with this provision, the Company will reimburse Employee for reasonable out-of- pocket expenses (excluding legal expenses if Employee chooses to retain separate counsel) incurred by Employee in connection with such cooperation, provided that those expenses are pre- approved, to the extent that can be pre-approved without jeopardizing the Company’s interests in having efficient and effectives cooperation with Employee, and Employee timely submits appropriate documentation. Notwithstanding, Employee is entitled to appoint, at Employee’s own expense, his own counsel to represent him, in addition to the Company’s counsel, in connection with any legal matters covered by this Agreement. The selection by Employee of his own counsel shall in no way detract from or interfere with any of the obligations to cooperate with the Company that Employee has agreed to herein. Docusign Envelope ID: 7FB0F23C-ED37-4246-B8DD-95F00AABA6CE

7. Confidentiality. Employee expressly agrees that Employee will keep the terms of this Agreement strictly confidential. Employee further agrees that Employee will not communicate (orally or in writing), or in any way voluntarily disclose or allow or direct others to disclose, the terms of this Agreement to any person, judicial or administrative agency or body, business entity or association, or anyone else for any reason whatsoever, unless required to do so to enforce the terms of this Agreement, or pursuant to lawful subpoena or to an order of a court of competent jurisdiction, except that Employee may disclose the terms of this Agreement to Employee’s spouse, attorney, and tax or financial advisor. If disclosure is made to any of the persons listed in this Section 7, Employee agrees to inform such persons of the confidentiality requirements of this Agreement and will not make any disclosure to such persons without first obtaining the agreement of those persons to keep the information confidential. The Parties believe this confidentiality provision is reasonable and intend to comply with it. The Parties agree that the terms of this Section are a material inducement for the execution of this Agreement. Employee acknowledges and agrees that any breach of this Section 7 by Employee or by any of the persons listed above is a material breach of this Agreement for which Employee is responsible. The Parties agree that damages sustained by such breach would be impractical or extremely difficult to determine and, therefore, agree that in the event that Employee, or any of the individuals identified in this Section 7 violates the Confidentiality provisions outlined herein, and such violation, if curable, remains uncured after ten (10) days following notice thereof to Employee, Employee shall pay Company liquidated damages in the sum of Ten Thousand Dollars ($10,000.00) for each violation. The Parties further agree that such damages are not intended to be, and shall not be construed as, a penalty. In addition, Employee shall reimburse the Company for any and all costs (including, but not limited to, the Company’s attorneys’ fees) incurred by the Company in enforcing the terms of this Section 7. 8. Protective Covenants. 8.1 Compliance with Existing Agreements. Employee acknowledges that Employee has entered into, and is bound by Modivcare’s Restrictive Covenant Agreement (RCA) and Code of Conduct, including but not limited to all their provisions regarding the protection and confidentiality of Company’s trade secrets, intellectual property and proprietary information, and that these agreements contain these and other obligations that extend beyond the end of Employee’s employment with the Company (“Existing Post-Employment Obligations”). Employee recognizes and agrees that these Existing Post-Employment Obligations are reasonable and necessary for the protection of the Company’s trade secrets and other legitimate business interests, and agrees not to assert or pursue any claims or defenses to the contrary. Employee represents that Employee is in full compliance with the RCA and Code of Conduct as of the Termination Date, and will honor and comply with the Existing Post-Employment Obligations in those agreements. Nothing in this Agreement shall be construed to eliminate, reduce, or replace Employee’s Existing Post-Employment Obligations. 8.2 Restrictive Covenants. As a supplement to, and not in place of the Existing Post Employment Obligations, and in recognition of the need to avoid certain activities described below in order to avoid compromise of the Company’s trade secrets, Employee agrees that for a period of twelve (12) continuous months following the Termination Date, Employee shall not, without Docusign Envelope ID: 7FB0F23C-ED37-4246-B8DD-95F00AABA6CE

the Company’s prior written consent, directly or indirectly, in person or through assisting others, for the benefit of a Competitor: (a) solicit, or assist others in their efforts to solicit, a customer with respect to which Employee was provided trade secret information (a “Covered Customer”) for the purpose of selling or providing any products or services that competes with those of the Company, or for the purpose of causing or encouraging the Covered Customer to cease or reduce the extent to which the customer does business with the Company; (b) solicit, or assist others in their efforts to solicit, any supplier, referral source, vendor, distributor, landlord, business partner, lender, or other holder of a key business relationship with the Company with respect to which Employee was provided trade secret information to cease or reduce doing business with the Company, or to divert a business opportunity to a Competitor; (c) solicit, or assist others in their efforts to solicit, an individual hired to work for the Company that Employee supervised, worked with, or was provided Confidential Information about in the course of employment with the Company, to leave his/her/their employment or other engagement with the Company or assist a Competitor in efforts to hire such an individual away from the Company; (d) provide services to a Competitor in any role or position (as an employee, owner, director, consultant or otherwise) that would involve Competitive Activity within or related to the Restricted Area. “Competitor” refers to any business (person, organization, or entity) that is engaged in or preparing to engage in providing products or services that would replace, displace the business opportunities for, or otherwise compete ,with the products and/or services provided by any part of the Company’s business that Employee had material involvement with or was provided Confidential Information (inclusive of trade secrets) during his approximate 23 month tenure with Company preceding the Termination Date (the “Look Back Period”). “Competitive Activity” is activity that involves (i) providing services to or for a Competitor that are the same as or similar in function or purpose to the services Employee provided to the Company in the Look Back Period, (ii) assisting in the development or improvement of a competing product or service, (iii) accepting or conducting business with Company customers, (iv) owning, operating, or managing a business that is a Competitor, or (v) participating in other activity that is likely to result in the use or disclosure of Confidential Information for the benefit of a Competitor. “Restricted Area” refers to those states within the United States where the Company does business (or has demonstrable plans to do business) that Employee was involved with or was otherwise provided Confidential Information about in the Look Back Period, the counties within the United States where Covered Customers are located, and each state and county where Employee was primarily employed while employed with the Company. “Solicit” and derivatives like “soliciting” and “solicitation” shall be presumed to mean to interact with another person or entity with the purpose or foreseeable result being to cause, motivate or induce the person or entity to engage in some responsive action (such as starting, modifying, or ending a business relationship), irrespective of who first initiated contact. Docusign Envelope ID: 7FB0F23C-ED37-4246-B8DD-95F00AABA6CE

It shall not include general advertising (such as “help wanted” ads) that are not targeted at Company’s employees or customers. Limitations and Extensions: Notwithstanding anything in Section 8.2 of this Agreement to the contrary, nothing prohibits Employee from owning a non-controlling interest consisting of two percent (2%) or less of any class of securities in any publicly traded company or passive investments through an independently controlled fund such as a mutual fund. Nothing in the Noncompete shall be construed to prohibit Employee’s employment in a separately operated subsidiary or other business unit of a company that would not be a Competitor but for common ownership with a Competitor so long as Employee provides written assurances regarding the noncompetitive nature of Employee’s position that are satisfactory to the Company and Employee’s new employer confirms this understanding. In the event Employee violates any provision in Section 8.2, the restricted period for that provision(s) shall be extended by the greater of (1) the amount of time Employee was in violation of the provision, or (2) the length of the legal proceeding undertaken to enforce the violated provision, up to a maximum of one (1) year. 9. Neutral Reference. The Company will follow its general policy of providing to prospective employers only Employee’s dates of employment and positions held, provided any requests for information are made through and responded to by the Company’s Human Resources Department. 10. Assignment. Employee warrants that Employee has not assigned any claims or rights released in this Agreement. 11. Non-Disparagement. Employee agrees and warrants that Employee will not disparage, defame, belittle, ridicule, discredit, denigrate or in any other way harm or damage the reputation of Releasees, their products or services. Employee further agrees and warrants that Employee will not make, file, prepare, report, or assist in making, filing, preparing, or reporting any disparaging remarks regarding Releasees via the Internet or any news media. Employee further agrees and warrants that within thirty (30) days of executing this Agreement, Employee will remove Company or any of its affiliates as their active/current employer on social media including, but not limited to, LinkedIn, Facebook, Instagram, TikTok, and Twitter. This does not preclude Employee from referencing Company or its affiliates as a past employer. This Section is not intended to prevent cooperation through investigation, testimony, or otherwise with an administrative agency or court. This Section is also not intended to prevent Employee from exercising any other rights protected by law, including the right to communicate with former coworkers and/or third parties about terms and conditions of employment or labor disputes, unrelated to the amount of severance pay under this Agreement, when the communication is not so disloyal, reckless, or maliciously untrue as to lose the protection of the law. The Parties agree that the terms of this Section 11 are a material inducement for the execution of this Agreement. The Parties agree that damages sustained by a breach of this provision would be impractical or extremely difficult to determine and, therefore, agree that in the event that Employee violates this Section 11, and such violation, if curable, remains uncured after ten (10) days following notice thereof to Employee, Employee shall pay Company liquidated damages in the sum of Ten Thousand Dollars ($10,000.00) for each violation. The Parties further agree that such damages are not intended to be, and shall not be construed as, a penalty. Docusign Envelope ID: 7FB0F23C-ED37-4246-B8DD-95F00AABA6CE

The Company agrees and warrants that the company will not disparage, defame, belittle, ridicule, discredit, denigrate or in any other way harm or damage the reputation of Employee. The Company further agrees and warrants that the Company will not make, file, prepare, report, or assist in making, filing, preparing, or reporting any disparaging remarks regarding Employee via the Internet or any news media. This non-disparagement obligation shall extend to the Company’s authorized leaders acting in their official capacities. This Section is not intended to prevent cooperation through investigation, testimony, or otherwise with an administrative agency or court. 12. Non-Admission of Liability. By entering into this Agreement, the Company does not admit that it engaged in any unlawful or improper conduct, or that it is legally obligated to Employee in any way. 13. Voluntary Nature of Agreement. The consideration stated herein is contractual and not merely a recital. The Parties hereto execute and deliver this Agreement after being fully informed of its terms, contents and effects. The Parties acknowledge that this Agreement is a negotiated agreement that both Parties have reviewed with their attorneys, that both Parties have had a full opportunity to revise the language of the Agreement, and that, in the event of a dispute, the Agreement should not be construed in any way either for or against a party based on whether a particular party was or was not the primary drafter of this Agreement. 14. Effective Date / Revocation Period. This Agreement shall be effective, binding on the Parties, and in full force and effect immediately following the execution of the Agreement by both Parties and the expiration of the Revocation Period. Employee has seven (7) days following Employee’s execution of this Agreement (the “Revocation Period”) within which to revoke this Agreement. 15. Compliance with the Older Workers Benefit Protection Act. Employee is over 40 years of age and because Employee is waiving in this Agreement claims for age discrimination, pursuant to the provisions of the Older Workers Benefit Protection Act, Employee acknowledges: (a) That by executing this Agreement, Employee waives all rights or claims, if any, that Employee may have against the Company under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, et seq. (“ADEA”); (b) That this Agreement has been written in a manner calculated to be understood by Employee, and is in fact understood by Employee; (c) That the aforementioned waiver reflects specifically, but is not limited to, all rights or claims, if any, that Employee may have against the Company arising under the ADEA; (d) That Employee is not waiving rights and claims that Employee may have under the ADEA against the Company that may arise after the date on which this Agreement is executed; (e) That Employee is waiving rights and claims that Employee may have under the ADEA, if any, only in exchange for consideration in addition to anything Docusign Envelope ID: 7FB0F23C-ED37-4246-B8DD-95F00AABA6CE

of value to which Employee is already entitled; That Employee is advised and has had the opportunity to consult with an attorney of Employee’s choice prior to executing this Agreement; (f) That Employee has been given a period of 21 days from the date on which Employee receives this Agreement, not counting the day upon which Employee receives the Agreement, within which to consider whether to sign this Agreement (Consideration Period). In the event Employee chooses to sign this Agreement prior to the expiration of the Consideration Period, Employee represents that Employee is knowingly and voluntarily waiving the remainder of the Consideration Period. Employee understands that having waived some portion of the Consideration Period, the Company may expedite the processing of benefits provided to Employee in exchange for signing this Agreement. If Employee is age 40 or over and Employee’s termination is part of a group employment termination program, the Company has attached information regarding the class, unit, or group of individuals covered by the employment termination program; the applicable eligibility factors and time limits; and a list of the job titles and ages of all individuals eligible or selected for the employment termination program as well as those who are not. Employee agrees with the Company that changes, whether material or immaterial, do not restart the running of the Consideration Period. (g) That Employee has seven (7) days following Employee’s execution of this Agreement within which to revoke Employee’s waiver of all claims, if any, under the ADEA; Employee’s release of any claims under the ADEA shall not become effective or enforceable until the Revocation Period has expired; (h) That to revoke Employee’s waiver of all claims under the ADEA, Employee understands that Employee must deliver a written, signed statement that Employee revokes Employee’s waiver of all claims under the ADEA to the Company by hand or by mail within the Revocation Period. The revocation must be emailed within the period stated above to the Company at the following address: Faisal Khan, faisal.khan@modivcare.com. (i) That this Agreement becomes null and void and of no further force or effect if Employee does not sign, date and return this Agreement to the Company within 21 days after the date on which Employee receives this Agreement. (j) That Employee has (i) received all compensation due Employee as a result of services performed for the Company with the receipt of Employee’s final paycheck; (ii) reported to the Company any and all work-related injuries. (k) That any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original period of up to 21 calendar days during which Employee may consider this Agreement. Docusign Envelope ID: 7FB0F23C-ED37-4246-B8DD-95F00AABA6CE

16. Counterparts. This Agreement may be executed in counterparts and shall be fully enforceable in all regards if executed in such manner as if it had been executed as a single document. Signatures obtained electronically shall constitute effective execution of this Agreement. 17. Entire Agreement, and Non-Waiver of Existing Post-Employment Obligations. The Parties are not relying upon any representations, agreements, terms, or conditions not contained within this document in making the decision to enter into it. This Agreement is the full and complete agreement of the parties with regard to the matters covered in it; provided, however, that this Agreement shall supplement and not supersede or replace Employee’s Existing Post Employment Obligations. 18. Controlling Law. The laws of the State of Colorado will control the interpretation, application, and enforcement of this Agreement, without regard to the conflicts of laws principles of any state to the contrary. 19. Severability, Reformation, and Presumptions. Except where otherwise expressly indicated, the provisions of this Agreement are severable, so that if any portion of this Agreement with the exception of the release in Section 4, is determined to be unenforceable, the remainder of the Agreement shall remain valid and fully enforceable. If an authorized court or arbitrator (“adjudicator”) determines that a covenant herein cannot be enforced as written in some part (such as time, scope of activity, or geography), the parties agree to the adjudicator’s enforcement of the restrictions to such lesser extent as would make the obligation reasonable and enforceable, and/or to the reformation of the restriction to make it enforceable. If, after and/or despite application of the foregoing, any provision contained in this Agreement remains void, illegal, or unenforceable, then it shall be severed, and the remainder of this Agreement shall remain in full force and effect. Presumptions provided for in this Agreement can only be overcome through clear and convincing evidence by the party opposing the presumption, and a presumption will not apply if its application would make the clause or restriction where it would be applied void, voidable, or otherwise unenforceable. 20. EXCEPTIONS AND PROTECTED RIGHTS: Employee understands this Release does not apply to (a) any claims or rights that may arise after the date that Employee signed this Agreement, (b) the Company’s expense reimbursement policies, (c) any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date Employee signs this Release, and (d) any claims that the controlling law clearly states may not be released by private agreement. Moreover, nothing in this Agreement (including but not limited to the affirmations, release of claims, the promise not to sue, the confidentiality obligations, non-disparagement provision, and the return of property provision) (e) shall have the purpose or effect of requiring Employee to conceal the details relating to any claim of discrimination, harassment, or retaliation, provided that Employee does not reveal proprietary information consisting of non-public trade secrets, business plans, and customer information; (f) limits or affects Employee’s right to challenge the validity of this Release under the ADEA or the OWBPA; (g) prohibits the Employee from providing trade secret information to individuals or entities outlined in the Federal Trade Secrets Act; (h) prevents Employee from communicating ,with, filing a charge or complaint ,with; provide documents or information voluntarily or in response to a subpoena or other information request to; or Docusign Envelope ID: 7FB0F23C-ED37-4246-B8DD-95F00AABA6CE

from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration, or (i) precludes Employee from exercising his rights under Section 7 of the NLRA or similar state law to engage in protected, concerted activity ,with other employees, although by signing this Release Employee is waiving his right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited. 21. Notice Requirements: Each notice (“Notice”) provided for under this Agreement, must comply with the requirements as set forth in this Section 21. Each Notice shall be in writing and sent by E-Mail addressed to the appropriate party (and marked to a particular individual’s attention, if so indicated) as hereinafter provided. Each Notice shall be effective upon the date it is sent. Any Party shall have the right from time to time to change the E-Mail address or individual’s attention to which notices to it shall be sent by giving to the other Party at least ten (10) days prior Notice thereof. The Parties’ E-Mail addresses for providing Notices hereunder shall be as follows: MODIVCARE c/o Faisal Khan, General Counsel and Secretary faisal.khan@modivcare.com ENRIQUE TOLEDO 2450 W. Bay Isle Dr. SE St. Petersburg, FL 33705 22. Selective Enforcement: The Parties agree that the failure of any Party to enforce or exercise any right, condition, term, or provision of this Agreement shall not be construed as or deemed a relinquishment or waiver thereof, and the same shall continue in full force and effect. [Remainder of this page intentionally left blank; signature page follows] Docusign Envelope ID: 7FB0F23C-ED37-4246-B8DD-95F00AABA6CE

Accepted and agreed as of this ___ day of June 2025. Employee: ________________________ Enrique Toledo Date: For Modivcare Solutions, LLC: By: L. Heath Sampson Chief Executive Officer Date: Docusign Envelope ID: 7FB0F23C-ED37-4246-B8DD-95F00AABA6CE 6/3/2025 3.00 6/3/2025

COLORADO NOTICE You (Enrique Toledo) are hereby placed on notice that in Section 8.2 of the Separation Agreement and General Release (the “Agreement”) that has been offered to you by Modivcare Solutions, LLC, including its wholly owned subsidiaries, affiliates and parent organization (the “Company”), some of the restrictions placed on your post-employment conduct will be considered covenants not to compete for purposes of Colorado law and could restrict your options for subsequent employment following your separation from the Company. Please read them carefully. You hereby acknowledge that through this separate “Notice” document (separate from any other covenants between you and the Company), you have been informed in clear and conspicuous terms as to the existence and location of the covenants not to compete in the Agreement. •••••••••••••••••••••••••••••••••••••••••••••••••••••••••••••••••••••••••••••••••••••••••••••••••••••••••• I acknowledge receipt of this Notice and the attached Agreement. ________________________ Enrique Toledo Date: Docusign Envelope ID: 7FB0F23C-ED37-4246-B8DD-95F00AABA6CE 6/3/2025